MASTER PREFERRED PROVIDER AGREEMENT

                                    BETWEEN

                                 E-MEDSOFT.COM

                                      AND

                                PRIME RX.COM, INC.

                                TABLE OF CONTENTS
ARTICLE 1
     1.1     Definitions ........................................  1-3
     1.2     Headings ...........................................    3
     1.3     Number and Gender ..................................    3
     1.4     Currency and Payment Obligations ...................    3
     1.5     Statute References .................................    3
     1.6     Section and Schedule References ....................    3
ARTICLE 2
     2.1     Engagement of Provider .............................    4
     2.2     Term of Engagement .................................    4
     2.3     Account Management .................................    4
     2.4     Project Management Team ............................  4-5
     2.5     Statement of Work ..................................    5
     2.6     Requirements .......................................    5
     2.7     Site Preparation ...................................    5
     2.8     Preparation of Project Plan ........................  5-6
     2.9     Installation of Software ...........................    6
     2.10    Implementation of Software .........................    6
     2.11    Acceptance Testing .................................  6-7
     2.12    Training ...........................................    7
     2.13    Warranty Period Support ............................    7
     2.14    Future Maintenance and Support .....................    7
     2.15    Documentation ......................................    7
     2.16    Excusable Delays ...................................  7-8
     2.17    Marketing Obligations ..............................  8-9
ARTICLE 3
     3.1     Grant of License ...................................    9
     3.2     Term of License ....................................    9
     3.3     Extent of License ..................................    9
     3.4     Permitted Uses ..................................... 9-10
ARTICLE 4
     4.1     License Fee ........................................   10
     4.2     Implementation Fee .................................   10
     4.3     Payment of Amounts .................................10-11
     4.4     Payment of Taxes ...................................   11
     4.5     Late Payment Charge ................................   11
ARTICLE 5
     5.1     Ownership of Software ..............................   11
     5.2     Confidentiality of Documentation ...................   11
ARTICLE 6
     6.1     Proprietary Information ............................   11
     6.2     Non-Competition ....................................11-12
             6.2.1 Prohibition against Utilizing Competitive
               Services and Products ............................   12
             6.2.2 Prohibition against Engaging in Competitive
               Activity .........................................   12

                              TABLE OF CONTENTS

ARTICLE 7
     7.1     Indemnification by CUSTOMER ........................   12
     7.2     Indemnification by PROVIDER ........................   13
     7.3     Participation in Defense ...........................   13
     7.4     Indemnified Persons ................................13-14
ARTICLE 8
     8.1     Warranty of PROVIDER ...............................   14
     8.2     Year 2000 Compliant ................................   14
     8.3     Limitation of Liability ............................   14
     8.4     Exclusions .........................................14-15
     8.5     Software and Data ..................................   15
ARTICLE 9
     9.1     Events of Default ..................................   15
     9.2     Notice of Default ..................................   15
     9.3     Extension of Cure Period ...........................15-16
     9.4     Termination for Default ............................   16
     9.5     Effect of Termination ..............................   16
ARTICLE 10
     Escalation Procedure .......................................   16
ARTICLE 11
     11.1     Further Assurances ................................   17
     11.2     Entire Agreement ..................................   17
     11.3     Applicable Law and Venue ..........................   17
     11.4     Severability ......................................   17
     11.5     Notices ...........................................   17
     11.6     Successors and Assigns ............................   17
     11.7     Independent Contractors ...........................   17
     11.8     Counterparts and Facsimile ........................   18
     11.9     Due Execution .....................................   18
     11.10    Survival of Obligations ...........................   18


SCHEDULE            DESCRIPTION                EFFECTIVE DATE

SCHEDULE 1A         Statement of Work          Execution
SCHEDULE 1B         Fee Schedule               Execution
SCHEDULE 1C         Project Plan               Execution/Numerous (TBA)
SCHEDULE 1D         Software Requirements      Execution/Numerous (TBA)
RESERVED            RESERVED                   RESERVED
SCHEDULE E          Acceptance Letter          Execution/Numerous (TBA)
SCHEDULE F          Non-Disclosure Agreement   Execution

                               MASTER AGREEMENT

     THIS AGREEMENT ("Agreement") is made as of the 5th day of April, 2000 between PRIME RX.COM, INC. (hereinafter referred to as "CUSTOMER") and E-MEDSOFT.COM (hereinafter referred to as "PROVIDER").

     WHEREAS PROVIDER is engaged in the business of developing, customizing, selling, supplying, installing, testing and implementing computer software applications, as well as providing outsourcing solutions, and is willing to do all of these things for CUSTOMER under the terms set forth in this Agreement (the "Software"); and

     WHEREAS CUSTOMER   in exchange for receiving the commitments and
intellectual  property of PROVIDER with regard to the Software   is willing to
engage in the significant and far reaching commitments as set forth in this Agreement.

     NOW THEREFORE in consideration of the mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 Definitions. In this Agreement, unless the context otherwise requires, in addition to the words and expressions defined above, the following words and expressions shall have the meanings indicated below:

"Acceptance Letter" has the meaning set forth in Section 2.11.

An "Acceptance Test" means any test included in Acceptance Testing.

"Acceptance Testing" means the process of conducting certain tests set forth in this Agreement, in the Project Plan or in other written documentation, to determine whether the Software is operating properly on the Designated Platform and conforms to the Software Requirements.

"Account Manager" has the meaning set forth in Section 2.3.

"Agreement" means this Agreement, including the Schedules, Exhibits or other attachments to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement as a whole and not to any particular Section or other portion of this Agreement.

"Default" has the meaning set forth in Section 9.1.

"Default Notice" has the meaning set forth in Section 9.2.

"Designated Platform" has the meaning set forth in Section 3.3.

"Fee Schedule" means the Schedule attached to this Agreement as Exhibit 1B and any other schedules appended thereto, all of which are applicable to each project to be performed by PROVIDER, that provides for the methodology with which the License Fees and other payments due from CUSTOMER and the Payment Milestones (if any) for such payments as are to be made to PROVIDER.

"Installation Site" means the designated location or locations in CUSTOMER's offices throughout the world where the Software is to be Installed or is to have functionality or is to be accessed in any way, shape or form.

"Install" or "Installation" means the physical installation of the Software on CUSTOMER's Designated Platform at the Installation Site.

"Implement" and "Implementation" means the process after Installation of the Software during which PROVIDER, with CUSTOMER's assistance and input, will prepare the Software to become Operational, which process may include, as agreed by the Parties in this Agreement and in the Project Plan, network testing, database conversion, cutover support, evaluation of work flow processes, recommendation of changes to work flow processes, training of CUSTOMER's technical personnel to operate, administer and manage the Software, Acceptance Testing and other activities, as well as PROVIDER providing a complete servicing solution for ongoing maintenance of all Software.

"License Fee" has the meaning set forth in Section 4.1.

"Material Breach" shall include only such a Default(s) under this Agreement that is (are) coupled with a failure to cure and inability to reach a resolution to certain disputes, as more fully set forth in Section 9.4.

"Nondisclosure Agreement" means that Nondisclosure Agreement between the Parties dated as of January 19, 1999 and attached hereto as Schedule F.

"Payment Milestones" mean key dates for delivery of certain deliverables as may be set forth from time to time in attachments to the Project Plan, that may, if agreed to by the parties to this Agreement, trigger CUSTOMER's obligation to pay PROVIDER in accordance with the applicable Fee Schedule on certain projects.

The Software will be "Operational" when it has completed Acceptance Testing and is ready to be made accessible to actual end users for use in a live (as opposed to a test) environment.

"Party" means PROVIDER or CUSTOMER and any reference to a Party includes PROVIDER's or CUSTOMER's respective successors, affiliates, subsidiaries, parents or any entity that a Party has substantial control over the business affairs of.

"Project Manager" has the meaning set forth in Section 2.4.

"Project Management Team" has the meaning set forth in Section 2.4.

"Project Plan" means a written document that has been prepared by PROVIDER and approved by CUSTOMER outlining the deliverables, due dates and other milestones, responsible party for the deliverable, Acceptance Test criteria and test plan and other relevant matters, all such matters to have been prepared and approved or deemed approved in the manner set forth in Section 2.8.

"Reimbursable Expenses" mean out of pocket expenses incurred by PROVIDER in performing under this Agreement, including but not limited to airline tickets, car rental, mileage and other transportation expenses, meal, PROVIDER's standard per diem amount, copies, facsimile transmissions, long distance telephone charges, postage and courier expenses and similar charges.

"Statement of Work" means a document prepared by PROVIDER and approved by
CUSTOMER such as the document appended hereto as Schedule 1A   which may be
prepared from time to time at the discretion of PROVIDER and particularly when there is a variance to the initial work called for hereunder -- which describes the work to be performed by PROVIDER for a specific project. Any Statement of Work so prepared and approved shall constitute an approved modification to this Agreement and its terms shall be incorporated herein by reference as though they form a part of this Agreement.

"Site Requirements" means the specifications and functionality required of the hardware, network and other technical architecture at the Installation Site in order for the Software to operate in accordance with the Software
Requirements.

"Software" means any software described in the applicable Software Requirements and developed, customized, Installed or Implemented by PROVIDER from time to time under this Agreement.

"Software Requirements" means the final technical and design specifications applicable to any Software as set forth in a Schedule attached to this Agreement.

"Warranty Period" shall mean the thirty (30) day period beginning on the date the Software becomes Operational or is deemed to be Operational. .

1.2 Headings. The division of this Agreement into Articles and Sections, the insertion of headings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 Number and Gender. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 Currency and Payment Obligations. Except as otherwise expressly provided in this Agreement, all dollar amounts referred to in this Agreement are stated in United States Dollars, and any payment contemplated by this Agreement shall be made by cash, certified check or any other method that provides immediately available funds.

1.5 Statute References. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

1.6. Section and Schedule References. Unless the context requires otherwise, references in this Agreement to Sections, or Schedules are to Sections, or Schedules of this Agreement. Schedules may be attached from time to time in connection with the Parties' agreement to execute a project.

                                   ARTICLE 2
              ENGAGEMENT; TERM; OBLIGATIONS IN DEPLOYMENT OF SOFTWARE

2.1 Engagement of PROVIDER. Subject to the terms and conditions contained in this Agreement, CUSTOMER hereby retains PROVIDER to develop, customize, Install and Implement the Software in accordance with the Statement of Work, supply all surrounding services necessary for the effective operation of the Software and systems set out in the Statement of Work and other Schedules applicable to such Software, and PROVIDER accepts the engagement to develop, customize, Install and Implement Software as set forth in the applicable Schedules attached hereto.

2.2 Term of Engagement. The term of this Agreement shall begin upon execution hereof and shall conclude on April 6, 2030. Notwithstanding any allegation of default hereunder, this Agreement may not be terminated by either Party unless and until there has been a Material Breach hereunder.

2.3 Account Management. To manage the overall interaction between PROVIDER and CUSTOMER for all projects, PROVIDER and CUSTOMER shall each appoint a responsible and qualified individual reasonably acceptable to the other Party acting reasonably as an "Account Manager". It is expected that the Account Manager will remain the same person throughout the term of this Agreement, although the Project Management Team will vary from project to project. The Party employing the Account Manager will use reasonable efforts
not to change the Account Manager but   if the reasonable efforts nonetheless
yield that Party's belief that the Account Manager should be replaced in the
best interests of this Agreement   that Party may replace the Account Manager,
within its sole discretion, on fifteen (15) days notice (or a shorter period if agreed to by the other Party). Either Party may require the other Party to replace the Account Manager for reasonable cause by providing a written notice describing such reasonable cause.

2.4 Project Management Team. The Parties acknowledge that to accomplish the successful execution under each portion of the Statement of Work requires the timely and full co-operation of both Parties. To manage each project set forth in the Statement of Work, PROVIDER and CUSTOMER shall each designate responsible and qualified individuals acceptable to the other Party acting reasonably, to form a joint project management team (the "Project Management Team"). PROVIDER and CUSTOMER each agree to designate at least one individual (the "Project Manager") for each project with adequate authority and competence to deal with the other Party with respect to any issue related to the development and Implementation of the Software required for that Statement of Work. In the case of CUSTOMER, the Project Manager shall also be responsible for providing or co-ordinating the provision of such information (including system specifications, business contract terms, etc.) about CUSTOMER and its operations, external and internal procedures and such other information as PROVIDER may reasonably require in order to perform its obligations hereunder including supervising the conduct of the various Acceptance Tests. In addition, CUSTOMER's Project Manager shall have the authority on behalf of CUSTOMER to notify PROVIDER that any Acceptance Tests provided for herein have been successfully passed or, where applicable, that CUSTOMER waives compliance with any such Acceptance Test. PROVIDER's Project Manager shall be responsible for co-ordinating with CUSTOMER's Project Manager for effective and timely site preparation, delivery, completion, Implementation and Acceptance Testing. The Party employing a member of the Project Management Team may replace a member on fifteen (15) days notice (or a shorter period if agreed to by the other Party). Either Party may require the other Party to replace a Project Management Team member for reasonable cause by providing written notice describing such reasonable cause.

2.5 Statement of Work. To the extent the Statement of Work and other parameters of the projects as set forth herein require modification or supplementation, PROVIDER will prepare a Statement of Work which will include, among other provisions, a description of the feature and function requirements for the Software. CUSTOMER will have ten (10) days (or such other period as may be agreed to by the Parties) after receipt of the Statement of Work to accept the Statement of Work or propose modifications thereof. If CUSTOMER fails to provide modifications to or otherwise reject the Statement of Work within such ten (10) day or other period, the Statement of Work will be deemed approved by CUSTOMER. The Statement of Work for each project to be performed by PROVIDER will be attached to Schedule 1A and maintained at the corporate offices of PROVIDER.

2.6 Requirements. PROVIDER will prepare the Software Requirements for each Software application to be provided to CUSTOMER based on the feature and function requirements set forth in the Statement of Work or any modifications thereto. CUSTOMER will have ten (10) days (or such other period as may be agreed to by the Parties) after receipt of the Software Requirements to accept the Software Requirements or propose modifications thereof. If CUSTOMER fails to provide modifications to or otherwise reject the Software Requirements within such ten (10) day or other period, the Software Requirements will be deemed approved and accepted by CUSTOMER. The Software Requirements for each Software application to be provided by PROVIDER will be attached to Schedule 1A and maintained at the corporate offices of PROVIDER.

2.7     Site Preparation.    PROVIDER will prepare, and CUSTOMER will review
and accept the Site Requirements. Unless otherwise agreed by the Parties, CUSTOMER, at its own expense but only after obtaining the prior written approval of PROVIDER, shall make such necessary changes and upgrades (including acquiring necessary hardware and software) to its technical architecture as may be reasonably necessary to comply with the Site Requirements. CUSTOMER shall notify PROVIDER's Project Manager of the status of its site preparation efforts and any required changes in its technical architecture, and PROVIDER and CUSTOMER shall then mutually agree upon and implement the appropriate modifications at the expense of CUSTOMER. CUSTOMER shall use all reasonable efforts to have the Installation Site comply with all Site Requirements at least five (5) calendar days before the agreed upon date for Installation. . Unless CUSTOMER has complied with the Site Requirements, CUSTOMER shall be responsible for and PROVIDER shall not be liable for any performance problems or failures of the Software that result from the technical architecture or functionality or other aspect of CUSTOMER's technological systems, including but not limited to hardware and other equipment, network capabilities, database structure and configuration and security modules.

2.8 Preparation of Project Plan. For each Statement of Work (whether appended hereto or approved later) the PROVIDER will prepare a detailed Project Plan and will submit it in writing to CUSTOMER. CUSTOMER shall have five (5) calendar days within which to either revise the Project Plan in
writing or   by the failure to make such revisions   to be deemed,
conclusively, to have approved the Project Plan.    So long as CUSTOMER's
revisions to the Project Plan are in full compliance with all provisions of
this Agreement   including (without limitation) the provisions requiring
exclusivity, non-competition, defined Statement of Work set out on Exhibit 1A
and the compliance with PROVIDER's pricing requirments   PROVIDER must comply
and proceed with the Project Plan submitted by the CUSTOMER.

2.9 Installation of Software. CUSTOMER will permit PROVIDER to Install the Software on the applicable Designated Platform at the applicable Installation Site. A representative of PROVIDER shall be available to demonstrate how to use the Software to the Project Management Team and other selected CUSTOMER representatives and such individuals shall provide feedback to PROVIDER on the use of such Software. Installation of such Software shall be considered completed when PROVIDER demonstrates to the reasonable satisfaction of CUSTOMER that such Software is operative by performing appropriate diagnostic routines and PROVIDER certifies to CUSTOMER in writing that such diagnostic routines have been successfully performed. The Parties acknowledge and agree that such basic diagnostic routines are solely intended to identify basic defects in such Software or the medium upon which it has been recorded.

2.10 Implementation of Software. After Installation of the Software, PROVIDER and CUSTOMER will enter the Implementation phase during which PROVIDER will perform those Implementation services specified in the Project Plan or other applicable document. As part of the Implementation phase, PROVIDER and CUSTOMER will perform Acceptance Testing in accordance with
Section 2.11 and the applicable Schedule specifying the test plan, Acceptance Tests, acceptance criteria and other relevant matters. The Implementation phase will be deemed completed as of the date of the Acceptance Letter or if CUSTOMER fails to provide the Acceptance Letter upon the date the Software is deemed accepted under Section 2.11. No later than seven (7) days (or such other period set forth in the Project Plan) after completion of the Acceptance Test, the Software will be deemed Operational.

2.11 Acceptance Testing. CUSTOMER and PROVIDER shall develop a mutually agreeable set of Acceptance Tests with defined objectives and criteria before delivery of the Software. CUSTOMER shall have that number of days specified in the Project Plan to inspect, test and evaluate it to determine whether such Software conforms to the functionality described and Acceptance Tests in the applicable Schedule. If such Software does not reasonably and substantially satisfy the functionality described for Acceptance Tests in the applicable Schedule, CUSTOMER shall give PROVIDER written notice stating why the Software is unacceptable at the end of the Acceptance Testing period and PROVIDER shall have that number of days specified in the applicable Schedule to correct the deficiencies. Once corrected, PROVIDER will Install the corrected Software, and CUSTOMER shall then have a period specified in the applicable Schedule to inspect, test and re-evaluate the corrected Software. If the corrected Software still does not satisfy the acceptance criteria, CUSTOMER's Chief Executive Officer and PROVIDER's Chief Executive Officer shall attend an in-person meeting in which CUSTOMER's additional deficiencies are noted for PROVIDER; and from and after that meeting PROVIDER shall have thirty (30) days to Install the Software in accordance with the new specifications of the CUSTOMER. If after this last evaluation CUSTOMER remains dissatisfied with the corrected Software, CUSTOMER shall have no right to terminate this Agreement but, rather, shall have the option of either: (1) repeating the
procedure set forth above, or (2) choosing   with respect to the deficient
Software only   to seek alternative providers to deliver the software product to CUSTOMER and such use of alternative providers shall not be in violation of the Non-Competition provisions set out in Section 6 below. If CUSTOMER does not give written notice to PROVIDER within the inspection, testing and evaluation period or any extension of that period, that the Software does not satisfy the acceptance criteria, CUSTOMER shall be deemed to have accepted the Software upon expiration of such period. Promptly upon completion of Acceptance Testing or the date the Software is deemed accepted under the foregoing sentence, CUSTOMER shall deliver to PROVIDER a letter in the form set forth as Schedule E (the "Acceptance Letter") stating that it accepts the Software. The failure of CUSTOMER to deliver the Acceptance Letter shall not in any way reduce, offset or defeat the fact that CUSTOMER shall have absolutely and without condition be deemed to have accepted the Software in the event CUSTOMER does not give written notice to PROVIDER within the inspection, testing and evaluation period or any extension of that period, that the Software does not satisfy the acceptance criteria.

2.12 Training. PROVIDER shall provide such training for that number of CUSTOMER's personnel at such dates and locations as may be set forth in an applicable Schedule or as may otherwise be agreed to by the Parties. Such training will be of sufficient scope and depth to permit CUSTOMER's personnel who complete the training to operate, manage and administer the Software. The content of such training will be specified in the applicable Schedule. At the CUSTOMER's request, PROVIDER will provide training of CUSTOMER's end users as set forth in the Fee Schedule (Schedule 1B) or as otherwise agreed to by the Parties.

2.13 Warranty Period Support. During the Warranty Period, PROVIDER will provide the support services described below. After receipt of the Acceptance Letter, unless otherwise agreed in the applicable Schedule, PROVIDER's Project Manager will be available on-site to assist CUSTOMER for the first five days (or such other period set forth in the Project Plan) of the Warranty Period. During the Warranty Period, PROVIDER shall also provide to CUSTOMER, free of charge, support services on a twenty-four hour a day, seven days a week basis with the response times, service level commitment, types of support services and other terms and conditions described in PROVIDER's standard service level commitment policy as it may be amended from time to time. CUSTOMER agrees that it has received such policy and shall adhere to and be bound by it. In addition, PROVIDER's Project Manager and chief support person for the Software will participate in a weekly call with CUSTOMER's Project Manager and designated personnel to discuss the status of any open trouble reports and related matters, and PROVIDER's chief support person for the Software will contact CUSTOMER's designated personnel on a daily basis to review progress. Calls from CUSTOMER to PROVIDER will be made through the CUSTOMER's designated personnel.

2.14 Future Maintenance and Support. Following expiration of the Warranty Period, maintenance and support can be purchased by CUSTOMER from PROVIDER through a maintenance and support agreement to be negotiated between the parties.

2.15 Documentation. Upon delivery of the Software, PROVIDER will provide to CUSTOMER all user documentation available for the Software. On an ongoing basis, PROVIDER will provide CUSTOMER with additional documentation relevant to the Software, as it becomes commercially available. CUSTOMER shall have the right to use such documentation solely for the purpose of providing service and support to its end users. All documentation disclosed by PROVIDER hereunder shall be subject to the confidentiality provisions set out in the Nondisclosure Agreement and in this Agreement.

2.16 Excusable Delays. Any delay in the delivery of the Software as set out in the applicable Schedule or the non-performance of any provision of this Agreement caused by conditions beyond the reasonable control of a Party shall not constitute a breach of this Agreement by such Party nor result in any penalties, monetary or otherwise, provided that the Party affected by such conditions has taken reasonable measures to notify the other Party of the delay in writing. A Party's time for performance shall be deemed to be extended for a period equal to the duration of the conditions beyond its control. For the purposes of this Section, conditions beyond a Party's reasonable control shall include, but are not limited to, natural disasters, acts of government after the date of the Agreement, acts of God or the public enemy, fires or other loss of facilities, floods, epidemics, quarantine restrictions, strikes, freight embargoes, failure of a common carrier, delays or failures of access involving the Internet, World Wide Web or similar services including network traffic and configuration problems therewith, unusually severe weather, labor disputes, riots, acts of war or terrorism, and the failure by the other Party to provide timely co-operation or necessary resources to complete any task required to be performed by it under this Agreement. Failure of subcontractors engaged by a Party to perform its duties shall not be considered a condition beyond such Party's reasonable control.

2.17   Marketing Obligations.   The parties hereto agree and understand that a
significant and compelling part of the consideration PROVIDER expects to receive from this Agreement and the Acquisition Transaction lies in the ability to fully and effectively market its products to the vast network of patients, physicians, other parties and affiliates within CUSTOMER's networks ("overall network"). Accordingly, CUSTOMER agrees to actively endorse and support PROVIDER's efforts to market all of PROVIDER's products and services so that PROVIDER can achieve maximum penetration of its product and service offerings throughout CUSTOMER's overall network. Without limiting the generality of the foregoing, the parties' rights and obligations with respect
to this marketing assistance shall include   without limitation   the
following:

     (a) CUSTOMER shall identify PROVIDER as its provider of the products and services set out on the Work Plan on all literature and marketing materials in which such items are routinely mentioned or referenced;

     (b) CUSTOMER shall provide PROVIDER with full access to and liaison with CUSTOMER's product marketing department and all related divisions, as reasonably requested by PROVIDER, so as to completely integrate PROVIDER's service and product offerings into and with the marketing and sales activities of PROVIDER;

     (c) CUSTOMER shall communicate orally and in writing to its participating and prospective physicians the advantages of utilizing the products and services of PROVIDER and CUSTOMER shall do this by integrating such announcements into CUSTOMER's communications with its overall network;

     (d) CUSTOMER shall, not later than thirty (30) days after the initiation of services hereunder, provide to PROVIDER a list of detailed data regarding CUSTOMER's "high prescribing and high lab ordering" physicians to target for penetration by PROVIDER; and CUSTOMER shall provide updates to such detailed date from time to time as reasonably requested by PROVIDER;

     (e) PROVIDER shall have the right to use CUSTOMER's trademarks, service marks, corporate name, trade names and logos (hereinafter collectively "marks") as PROVIDER shall deem necessary and fit in its marketing efforts, provided, however, that CUSTOMER shall have the right to participate in structuring the layout, context and content within which its marks are used prior to PROVIDER actually disseminating any materials containing the marks;

     (f) CUSTOMER shall sponsor a reasonable number of reference inquiries and visits by customers and potential customers of PROVIDER;

     (g) CUSTOMER shall provide all members of the overall network with a strong financial incentive to induce those members to utilize the services provided by PROVIDER such that any such members deciding to utilize PROVIDER's services (hereinafter "participating members") would receive inducement consideration, including, but not limited to, (i) earlier reimbursement for those participating members with respect to services provided by the participating members to CUSTOMER's overall network, (ii) additional volume distributions to those participating members to increase their share of business from CUSTOMER's overall network and/or (iii) a premium to the current pricing paid by CUSTOMER to all such participating members for the services provided by such participating members to CUSTOMER or on CUSTOMER's behalf.

                                  ARTICLE 3
                     OWNERSHIP OF SOFTWARE APPLICATIONS

3.1 Grant of License. Subject to the payment of all compensation due under this Agreement and all other terms and conditions herein, PROVIDER
grants to CUSTOMER   for the term hereof   a perpetual, personal,
non-transferrable, non-exclusive license to the Software in object code form solely for the purpose of serving the normal business operations of CUSTOMER as set out in the applicable Schedule.

3.2 Term of License. CUSTOMER's license for the Software to be provided by PROVIDER under the first Statement of Work is effective from the later date of signing of this Agreement and payment of the consideration hereunder. CUSTOMER's license for any other Software will be effective from the later date of delivery of the Software or payment of the consideration therefor. Each license shall continue throughout the term of this Agreement and throughout any expansion to that term agreed to by the parties, but no license issued hereunder shall extend any further..

3.3 Extent of License. The license granted hereunder to CUSTOMER is for its sole use on a designated platform described in the Site Requirements (i.e., operating system with corresponding serial number) (the "Designated Platform") set forth in the applicable Schedule with permitted access to its Project Management Team for each Software application described in the applicable Schedule. Such license permits, except as otherwise provided herein or in the applicable Schedule, access to the Software through the use of an on-line modem connecting to the Designated Platform. No copy of the Software is to be maintained anywhere on the network other than on the Designated Platform at the Installation Site. CUSTOMER may make one (1) additional copy of the Software in machine-readable form for back up purposes only. CUSTOMER will obtain PROVIDER's prior written consent before granting networking privileges with the Software to any Party not permitted under the applicable Schedule. CUSTOMER acknowledges and agrees that PROVIDER may, from time to time, acting reasonably, place such restrictions on the use of the Software on the network as it deems necessary to protect its proprietary rights in the Software (including, where appropriate, the withholding of access privileges to one or more CUSTOMER's clients or members or participants).

3.4 Permitted Uses. CUSTOMER acknowledges and agrees that no right or license is granted under this Agreement for use of the Software for any purpose other than set out in the applicable Schedule, or for use on any equipment other than the Designated Platform at the Installation Site or such other hardware as may be agreed to by PROVIDER, from time to time. CUSTOMER acknowledges that the Software is proprietary to PROVIDER and constitutes a trade secret of PROVIDER under applicable State and Federal law, and CUSTOMER agrees not to make or to authorize anyone to make or to distribute copies or to use the Software or related documentation in any manner inconsistent with PROVIDER's exclusive ownership or for any purpose other than for the normal business operations of CUSTOMER as set out in the applicable Statement of Work unless otherwise specifically agreed to in writing by PROVIDER. Without limiting the generality of the foregoing, CUSTOMER may not:

     (a) use the Software or make copies of all or any part of it, other than as expressly permitted in this Agreement;


     (b) translate, change or reverse engineer the Software or its method of operation by debugging, disassembling, reprogramming or by any other means;

     (c) modify, adapt or create derivative works based on all or any part of the Software;

     (d) rent, lease, sell, sublease, distribute, merge, assign, transfer, share, sub-license or make available to another person, the Software or any copy, in any way, in whole or in part, except as expressly provided for in the applicable Schedule;

     (e) sell documentation, forms or other materials generated in conjunction with the Software to third parties;

     (f) use the Software for aiding or creating a competitive software package and furnish information, data or copies of documentation concerning the input or output of the Software to any one for the purpose of aiding in the design or creation of a competitive software package; or

     (g) provide access to any of the Software or to any of the other items mentioned in subsections a through f above, to any person that is not affiliated with CUSTOMER.

                                  ARTICLE 4
                                 LICENSE FEE

4.1 License Fee. The consideration (the "License Fee") payable by CUSTOMER to PROVIDER for licensing of the Software shall be as set forth or referenced in the Fee Schedule.

4.2     Implementation Fee.   The consideration (the "Implementation Fee")
payable by CUSTOMER to PROVIDER for services to be rendered in the Implementation phase shall be as set forth or referenced in the applicable Fee Schedule.

4.3 Payment of Amounts. CUSTOMER shall pay and satisfy the License and Implementation Fees, Reimbursable Expenses and other amounts due under the Fee Schedule to PROVIDER by electronic funds transfer or as PROVIDER may otherwise direct, in accordance with the Payment Milestones (if any) or other due dates set forth in the applicable Fee Schedule. PROVIDER shall invoice CUSTOMER upon each Payment Milestone (if any) or other due date as provided in the Fee Schedule. Invoices for Reimbursable Expenses will be issued monthly and will be supported by appropriate documentation. CUSTOMER shall pay PROVIDER no later than thirty (30) days of its receipt of PROVIDER's invoice.

4.4 Payment of Taxes. In addition to the License Fee payable hereunder, CUSTOMER shall pay all taxes and other assessments applicable to, or resulting from transactions contemplated by this Agreement (other than taxes due on PROVIDER's net income).

4.5 Late Payment Charge. A late payment charge of 1.5% per month will be assessed on amounts which are not paid when they are due.

                                   ARTICLE 5
                             INTELLECTUAL PROPERTY

5.1 Ownership of Software. CUSTOMER acknowledges that it is not acquiring any ownership rights in the Software (which term includes modifications), or any copies thereof, or any copyright, trade secret, patent and other intellectual property rights therein (including those of third parties which PROVIDER has the right to use) and that PROVIDER retains all right, title and interest in and to the Software, including all intellectual property rights therein. Physical copies of the Software (in diskette, tape or other form provided by PROVIDER) shall remain the property of PROVIDER, and such copies shall be deemed to be licensed to CUSTOMER during the term of the license granted pursuant to this Agreement. CUSTOMER shall not alter or remove any copyright, trade secret, patent, proprietary or other legal notices contained on or in the Software and shall reproduce all such notices that are contained on or in the Software on the copy permitted to be made by CUSTOMER for backup purposes only.

5.2 Confidentiality of Documentation. All information, data, drawings, specifications, documentation, software listings, source or object code which PROVIDER has created in the development of the Software and the performance of the terms of this Agreement or which it may from time to time create in supporting or enhancing the Software is proprietary or confidential. CUSTOMER agrees that it shall use the same solely in accordance with the provisions of
this Agreement and that it shall   for the term set out in Article 6 below --
not at any time during or after completion, expiration or termination of this Agreement disclose the same, directly or indirectly, to any third party without PROVIDER's prior written consent.

                                  ARTICLE 6
                    PROPRIETARY INFORMATION; NON-COMPETITION

6.1     Proprietary Information.     The Parties agree that the terms of the
Nondisclosure Agreement, Exhibit F, shall apply to and bind the Parties for a term of twenty (20) years, notwithstanding any term, termination, breach or material breach of this Agreement.

6.2     Non-Competition.     The parties hereto agree and understand that
CUSTOMER, as of the date of its execution hereof, shall participate on a going forward basis in the Board of Directors of PROVIDER. Accordingly, because (a) CUSTOMER will have access to extraordinarily confidential, proprietary and valuable information of PROVIDER and (b) CUSTOMER will be in a fiduciary position in which any deviation from the normal loyalty and fidelity of a fiduciary could seriously injure the business of PROVIDER, the parties hereto stipulate and agree that it would be unfair and irreparably damaging to PROVIDER if CUSTOMER were permitted to compete against PROVIDER or to assist in competitors' efforts against PROVIDER, whether directly or indirectly.
Therefore, during the term of this Agreement, CUSTOMER shall not   without the
prior written consent of PROVIDER   directly or indirectly compete with or
against, or participate in the competition with or against, PROVIDER. Such prohibition against CUSTOMER participating in competition against PROVIDER shall include, without limitation:

     6.1.1 Prohibition against Utilizing Competitive Services and Products. CUSTOMER agrees that it shall not utilize the services or products of any provider engaged in the business of providing technological solutions of the kind set out in the Statement of Work or of any technological or service solutions similar or related thereto, other than and with the sole exception of CUSTOMER's utilization hereunder of PROVIDER's services and products; and

     6.1.2 Prohibition against Engaging in Competitive Activity. CUSTOMER agrees that it shall not engage in any activity directly or indirectly competitive with or adverse to the business or welfare of PROVIDER, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than one percent (1%) of the capital stock of any other corporation.

                                   ARTICLE 7
                                INDEMNIFICATION

7.1     Indemnification by CUSTOMER.

        (a) CUSTOMER shall defend, indemnify and hold harmless PROVIDER from and against any and all claims of infringement of copyright, trade secret rights, patents, trademarks, industrial designs, or other property rights affecting the Software that are based upon or due to the use by the CUSTOMER of technology that is not PROVIDER's technology but was selected by CUSTOMER anyway, or due to changes or alterations made to the Software, including customization of the software or other intellectual property forming part of or incorporated into the Software, by CUSTOMER or at its direction.

        (b) If PROVIDER gives CUSTOMER notice of any such infringement claim made against PROVIDER and provides such assistance as is reasonably requested by CUSTOMER in defending, responding to or settling such claim, CUSTOMER shall, at its own expense, defend any such claims and make settlements thereof at its own discretion.

        (c) In the event that any such infringement occurs or may occur, CUSTOMER may instruct PROVIDER at CUSTOMER's expense to:

             (i) procure for CUSTOMER the right to continue using the Software or infringing part thereof; or

             (ii) modify or amend the Software or infringing part thereof so that the same becomes non-infringing; or

             (iii) replace the Software or infringing part thereof by other software of similar capability.

7.2     Indemnification by PROVIDER.

        (a) PROVIDER shall defend, indemnify and hold harmless CUSTOMER from and against any and all claims of infringement of copyright, trade secret rights, patents, trademarks, industrial designs, or other property rights affecting the Software provided such claims are not due to the use by CUSTOMER of technology that is not PROVIDER's technology but was selected by CUSTOMER anyway, and provided such claims are not due to changes or alterations made to the Software, including customization of the software or other intellectual property forming part of or incorporated into the Software, by CUSTOMER or at its direction.

        (b) If CUSTOMER gives PROVIDER notice of any such infringement claim made against CUSTOMER and provides such assistance as may be reasonably requested by PROVIDER in defending, responding to or settling such claim, PROVIDER shall, at its own expense, defend any such claims and make settlements thereof at its own discretion.

        (c) In the event that PROVIDER receives notice of a valid claim or demand or if CUSTOMER's use of the Software shall be prevented by injunction (provided such event leading to the injunction do not give rise to a claim under subsection 7.1(a)), PROVIDER shall, at its option and expense, procure for CUSTOMER the right to continued use of the Software as provided hereunder, modify the Software so that it is no longer infringing, or terminate this Agreement and refund to CUSTOMER the fees paid under this Agreement, reduced in a reasonable manner to reflect CUSTOMER's use of the Software. This section 7.2 states PROVIDER's entire liability to CUSTOMER for any claim of intellectual property rights infringement.

7.3 Participation in Defense. A Party may participate at its expense in the defense of any action or claim which may be asserted against it and for which such Party seeks indemnity pursuant to the provisions of this Article, or such indemnified Party may assume the defense of such claim or action, including the right to settle or compromise any claim against it without the consent of the indemnifying Party, provided that in doing so it shall be deemed to have waived its right to indemnification except in cases where the indemnifying Party has declined to defend the claim. The indemnifying Party may settle an action, suit or proceeding without the indemnified Party's consent only if such settlement includes a full general release of the indemnified Party.

7.4 Indemnified Persons. In this Article, references to CUSTOMER and PROVIDER shall be deemed to include their respective directors, officers, agents, employees and affiliates.

                                  ARTICLE 8
                                  WARRANTY

8.1 Warranty of PROVIDER. During the Warranty Period, PROVIDER warrants to CUSTOMER that the Software will substantially comply with Software Requirements. The warranty set forth in the preceding sentence is the only warranty granted by PROVIDER under this Agreement. PROVIDER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY ORAL OR WRITTEN REPRESENTATIONS, PROPOSALS OR STATEMENTS MADE PRIOR TO THIS AGREEMENT. PROVIDER DOES NOT WARRANT THAT THE SOFTWARE WILL MEET CUSTOMER'S NEEDS OR BE FREE FROM ERRORS, OR THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED.

8.2     Year 2000 Compliant.   PROVIDER will use all reasonable efforts to
ensure that the Software is designed and has been tested for use prior to, during, and after the calendar year 2000AD so that the Software will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than a century. PROVIDER shall have no liability for any failure of CUSTOMER's or third party's software, hardware, applications, databases or other systems to be year 2000 compliant or any year 2000 issues not solely caused by the Software.

8.3 Limitation of Liability. CUSTOMER's sole remedy under this limited warranty is replacement of the Software. Subject to Section 8.1 above, the Software is provided on an "as is" basis, and the entire risk as to the results and performance of the Software is assumed by CUSTOMER. NEITHER PROVIDER NOR ITS DISTRIBUTORS, SUPPLIERS, AGENTS, OFFICERS, AND DIRECTORS SHALL HAVE ANY LIABILITY TO CUSTOMER OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING BUT NOT LIMITED TO, LOSS OF REVENUE OR PROFIT, FAILURE TO REALIZE ANTICIPATED PROFITS OR SAVINGS, LOST OR DAMAGED DATA, OR OTHER COMMERCIAL OR ECONOMIC LOSS, EVEN IF PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR THEY ARE FORESEEABLE; OR FOR CLAIMS BY ANY OTHER PARTY. PROVIDER'S MAXIMUM AGGREGATE LIABILITY TO CUSTOMER, AND THAT OF PROVIDER'S DISTRIBUTORS, SUPPLIERS, AGENTS, OFFICERS, AND DIRECTORS, SHALL NOT EXCEED THE AMOUNT PAID BY CUSTOMER FOR THE SOFTWARE. THE LIMITATIONS IN THIS SECTION SHALL APPLY WHETHER OR NOT THE ALLEGED BREACH, DEFAULT, NONPERFORMANCE OR FAILURE IS A BREACH OF FUNDAMENTAL CONDITION OR TERM, OR A FUNDAMENTAL BREACH. In no event will PROVIDER be liable for any damages, loss or costs whatsoever of any client of CUSTOMER or other user of the Software however incurred.

8.4 Exclusions. CUSTOMER assumes full responsibility for the use of the Software and documentation and any information entered, used or stored thereon, including without limitation, protection from data viruses, security of information or systems, any unintended modification, destruction or disclosure and for the accuracy and integrity of the results. PROVIDER assumes no responsibility for the foregoing.

8.5 Software and Data. PROVIDER shall not be responsible for the repair of damage to, or the replacement or restoration of any software or data files resulting from accident, transportation, neglect or misuse, failure of electrical power, air conditioning or humidity control or other causes. CUSTOMER will be responsible for regularly backing up all software and data utilized by the Software. If any act or omission by PROVIDER causes any loss or damage to CUSTOMER's software or data, PROVIDER's sole obligation and CUSTOMER's sole remedy shall be for PROVIDER to provide reasonable assistance to CUSTOMER to restore the lost or damaged data from the most recent backup copy maintained by CUSTOMER. PROVIDER shall have no obligation to recover, restore or re-enter any other software, data, information or records.

                                  ARTICLE 9
                                 TERMINATION

9.1     Events of Default.  The following events shall constitute a "Default":

        (a) a Party fails to pay any amounts when due and does not pay such amounts within fifteen (15) days of receipt of written notice of such payment failure; or

        (b) a Party has failed to comply with any obligation herein (other than a payment default under subsection (a)), the non-defaulting Party has exhausted all specific contractual rights and remedies in the precise manner set forth in Articles 1 through 8 and 11 of this Agreement, and the remaining lack of compliance of the defaulting Party remains uncured for a period of thirty (30) days after notice of such breach is sent by the non-defaulting Party to the Party alleged to be in default in accordance with Section 9.2.

9.2 Notice of Default. A Default shall not be deemed to have occurred unless in the case of a Default set forth in Section 9.1(a) and (b) the non-defaulting Party has complied with the escalation procedure set forth in

Section 10.1 and the non-defaulting Party has given written notice (a "Default Notice") to the defaulting Party in accordance with the requirements of this
Section 9.2. A Default Notice shall specify in reasonable detail the events which the non-defaulting Party believes have occurred and which constitute or evidence a Default, the provisions of this Agreement (including any applicable provisions of any Schedule) which have not been performed or complied with, and the actions which, in the opinion of the non-defaulting Party, would be required to fulfill the requirements of this Agreement and cure the Default. An immaterial failure to comply precisely with the foregoing notice requirements shall not affect the validity of a Default Notice if the defaulting Party was not prejudiced by such failure.

9.3     Extension of Cure Period.  The cure period provided for in Section 9.1
(b) shall be extended for sixty (60) days (or for such longer period as the parties may agree in writing) if (a) the defaulting Party is making its best efforts to promptly cure the nonperformance, (b) a cure cannot practically be achieved within thirty (30) days, and (c) within the first thirty (30) days of the initial cure period, the defaulting Party gives the non-defaulting Party written notice of the defaulting Party's need for an extension and of the actions it is taking to cure its breach or nonperformance and the number of days which it will require to cure its breach or nonperformance. As used in the preceding sentence, the term, "best efforts" shall mean the application of diligence and resources reasonably necessary to cure the nonperformance in a business like fashion with due regard for the seriousness of the nonperformance and its impact upon the other Party and those to whom the other Party may have legal or contractual obligations.

9.4 Termination for Default. Only upon (a) the occurrence of any Default which is not excused pursuant to this Agreement, (b) the inability to resolve the dispute under Section 10.1, (c) the delivery of a Default Notice to the defaulting Party as provided in Section 9.2, (d) the circumstance where a specific remedy for the Default is not set forth in Articles 1 through 8 and 11 of this Agreement and/or such a specific remedy is so set forth but compliance with such remedial procedure has not yielded a resolution of the Default and (e) the defaulting Party's failure to cure the Default set out in the Default Notice prior to the expiration of the cure period specified in
Section 9.2(b) as extended pursuant to Section 9.3, the defaulting Party shall be deemed to be in Material Breach of this Agreement and the non-defaulting Party shall have the right to terminate this Agreement or, alternatively, to terminate the Schedule and Software license to which the Default relates (at the discretion of the non-defaulting Party), by delivering written notice of termination to the defaulting Party.

9.5 Effect of Termination. Upon termination of this Agreement (and irrespective of which Party terminates this Agreement), all of the following shall apply:

        (a)  CUSTOMER shall immediately cease use of the Software;

         (b) CUSTOMER shall, within 10 days of such termination, deliver to PROVIDER all copies and portions of the Software and related materials and documentation in its possession furnished by PROVIDER under this Agreement or the Schedule or Software license which has been terminated;

         (c) All amounts payable or accrued to PROVIDER under this Agreement shall become immediately due and payable; and

         (d) All rights and licenses granted to CUSTOMER under this Agreement or the applicable Schedule or Software license shall immediately terminate.

                                  ARTICLE 10
                       DISPUTE ESCALATION AND MEDIATION

     PROVIDER and CUSTOMER hereby agree that they will use all reasonable efforts to resolve any disputes arising out of this Agreement in a co-operative and expeditious manner. If the Account Managers are unable to resolve the dispute within ten (10) days of its referral, either Party may escalate the dispute to PROVIDER's Chief Information Officer and CUSTOMER's Chief Information Officer or such other person(s) as may be identified by PROVIDER and/or CUSTOMER. Upon such escalation, the Chief Information Officers for each Party shall meet in person to discuss the outstanding issues and attempt in good faith to reach a resolution. If the foregoing procedure fails to resolve the dispute within five (5) days of its referral, either Party may further escalate the dispute to PROVIDER's Chief Executive Officer and CUSTOMER's Chief Executive Officer, and these two persons must meet in person within thirty (30) days of the referral. If these CEOs are unable to resolve the dispute within seven (7) days thereafter, the dispute may be litigated at the option of either Party.

                                   ARTICLE 11
                                    GENERAL

11.1 Further Assurances. Each of the parties hereto from time to time at the request and expense of any other Party hereto and without further consideration, shall execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other Party may require to more effectively complete any matter provided for herein.

11.2 Entire Agreement. This Agreement including the attached Schedules constitutes the entire agreement among the parties hereto and except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the parties hereto. There are no oral representations or warranties among the parties hereto of any kind, and indeed the parties stipulate that no such representations or statements were in fact made by either Party. This Agreement may not be amended or modified in any respect except by written instrument signed by both Parties hereto.

11.3 Applicable Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its choice or conflict of law rules. Any dispute hereunder shall be litigated and tried in the federal courts situated in Los Angeles, California.

11.4 Severability. Any covenant or provision hereof determined to be void or unenforceable in whole or in part shall not be deemed to affect or impair the validity of any other covenant or provision hereof and the covenants and provisions hereof are declared to be separate and distinct.

11.5 Notices. Any notice required or permitted to be given hereunder shall be in writing, addressed in the case of PROVIDER to its signator signing this Agreement and in the case of CUSTOMER to its signator signing this Agreement (or such other person identified by CUSTOMER) and sent to the address sent out on the execution page of this Agreement. Notices shall be deemed given (a) upon delivery in person; (b) upon receipt if sent on a

Business Day by facsimile transmission or other similar means of electronic communication if receipt is duly confirmed, (c) upon receipt as shown in the records of any reputable expedited delivery service or (d) three days after posting with the United States Postal Service, postage prepaid, certified or registered mail, return receipt requested. Any Party hereto or others mentioned above may change its address by written notice to the others delivered in the manner set forth above.

11.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by any Party hereto without the express written consent of the other Party hereto.

11.7 Independent Contractors. The parties acknowledge and agree that PROVIDER will perform its obligations hereunder as an independent contractor and shall not be deemed an employee or agent of CUSTOMER nor shall any of its employees, contractors or agents be deemed to be employees of CUSTOMER.

11.8 Counterparts and Facsimile. This Agreement may be executed by the Parties in any number of separate counterparts each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving facsimile machine as original signatures of the Parties, provided, however that any Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed.

11.9 Due Execution. Each Party represents to the other Party that (a) it has the power and authority to execute, deliver and perform this Agreement and that the execution, delivery and performance of this Agreement have been duly authorized by all necessary action, and (b) this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party enforceable against it in accordance with its terms.

11.10 Survival of Obligations. The Parties' respective obligations under this Agreement which by their nature would continue beyond the termination or expiration of this Agreement, including, without limitation, those contained in the Articles entitled Intellectual Property, Confidential Information, Indemnification and Dispute Resolution shall survive the termination or expiration of this Agreement.


                              RESERVED SPACE

     IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto on the date first written above.

                                  PRIME RX.COM, INC.


                                  By: /s/ Prem Reddy
                                  Title:  Chief Executive Officer

                                  Address:     ____________________________
                                               ____________________________
                                  Facsimile #:
                                  e-mail address: _________________________

                                  PRIME RX.COM, INC.

                                  By: /s/ David W. Rombro
                                  Title:  President

                                  Address:     ____________________________
                                               ____________________________
                                  Facsimile #:
                                  e-mail address: _________________________

                                  E-MEDSOFT.COM

                                  By: /s/ John F. Andrews
                                  Title: Chief Executive Officer

                                  Address:     ____________________________
                                               ____________________________
                                  Facsimile #:
                                  e-mail address: _________________________

                                 SCHEDULE 1A

                               STATEMENT OF WORK

Compliant with Encounter Data Guide appended hereto by the Parties prior to execution, and development of full, web-based, subscription based network pursuant to policies and pricing as may be promulgated from time to time by PROVIDER, within PROVIDER's sole discretion, but provided that such pricing shall be at levels such that CUSTOMER receives discounts of at least eight percent (8%) from the standard pricing of PROVIDER.

In exchange for this preferred pricing being provided to CUSTOMER, PROVIDER shall develop and implement and provide for all of CUSTOMER's electronic needs
 including all software, portal, web and hardware products and services   in
the following areas (among others):

1.     Consumer web portals;
2.     Provider web portals;
3.     Broker web portals;
4.     Employer web portals;
5.     Claims and encounters;
6.     Eligibility and benefits verification;
7.     Claim status inquiry;
8.     Referrals and authorizations;
9.     Electronic remittance advice and funds transfer;
10.    Coordination of benefits;
11.    First report of injury;
12.    Credentialing;
13.    Drug history;
14.    Prescription communication services;
15.    Lab order and results.

                                  SCHEDULE 1B

                                  FEE SCHEDULE

CUSTOMER agrees to comply with PROVIDER's standard fee schedule as may be updated from time to time, provided that such fee schedule shall be modified to enable CUSTOMER to receive a eight percent (8%) discount on all services and products as measured from PROVIDER'S standard fee schedule. CUSTOMER understands and acknowledges that PROVIDER requires payment under its standard fee schedule as services are rendered.

In addition to such fees set forth above, PROVIDER shall also pay to CUSTOMER under the following annuity schedule:

For the duration of this Agreement, the Parties agree to establish a proprietary Master Portal wherein all of CUSTOMER's products and services shall be able to be marketed and sold to the general public in a manner to be determined by PROVIDER. The anticipated Master Portal shall function in such a way as to require it to be the "ultimate destination" Portal that a client will enter into prior to doing business electronically with CUSTOMER. For the duration of this Agreement and any extension thereof, PROVIDER shall be entitled to receive a "per click" payment for each customer usage of the Master Portal. PROVIDER agrees to a per click sign-on charge. Such sign-on charge would include (without limitation) those clients of CUSTOMER who normally use the Internet for the exchange of proprietary data as between CUSTOMER and the clients. However, CUSTOMER will pay a charge of 5 cents per click for all Internet traffic. Such 5 cent fee will be monitored by the net and payable each month. During the first year of the contract such minimum payments will be $15,000 per month or 5 cents per click whichever is greater so long as PROVIDER continues to maintain the network in an appropriate manner. During the second year of this contract, so long as the net is provided and maintained by PROVIDER the minimum charge will be $20,000 per month or 5 cents per click whichever is greater. In the third year and every successive year of the contract the charge will be $25,000 per month minimum or 5 cents per click whichever is greater. In addition to the above consideration, to the extent that CUSTOMER obtains new clients as a result of their internet response, that is, the client must come to use through the Internet, whether that new client comes from the PROVIDER client base or a new client base that comes to CUSTOMER as a result of CUSTOMER'S establishment of a portal, PROVIDER will receive $1,000 cash when such client commits to do business with CUSTOMER.

                                  SCHEDULE 1C

                                  PROJECT PLAN

To be attached by the parties after execution in the ordinary course of business.

                                  SCHEDULE 1D

                      SOFTWARE REQUIREMENTS TO BE PROVIDED

To be attached by the parties after execution in the ordinary course of business.

                                   SCHEDULE E

                                ACCEPTANCE LETTER


PROVIDER PROJECT MANAGER
[insert address]


RE:  Acceptance Testing


This letter confirms that the Software provided under the Statement of Work dated ______________ has completed the Acceptance Tests and pursuant to
Section 2.10 of the Master Agreement between PROVIDER and CUSTOMER, CUSTOMER hereby accepts the Software.


___________________________[insert CUSTOMER name}

By: _________________________________

Name: _______________________________

Title: ________________________________

                                  SCHEDULE F

                            NON-DISCLOSURE AGREEMENT

     THIS AGREEMENT is made and entered into as of the date and by and between the parties as set forth below, for the purpose of allowing the parties to exchange information relevant to business discussions and transactions in which the parties are about to engage.

     THE PARTIES signing below ("PARTIES") hereby agree, on behalf of their agents, attorneys, predecessors, successors, affiliates, and those acting in concert with them, to keep all client information strictly confidential. The term "client information," as used herein, means and includes, without limitation, all proprietary, confidential, or trade secret information, all information appertaining or relating in any manner to the businesses of the PARTIES or in which the PARTIES are involved including any and all literary material and computer software products that could be or have been registered or copyrighted, any and all operating manuals or similar materials which constitute the systems, policies and procedures, and methods of doing business developed by the PARTIES, and all documentation and information of any kind or nature exchanged between the PARTIES at any time after the date the PARTIES signed this Agreement. As to such client information, the PARTIES hereby acknowledge that, except for their relationship with each other in analyzing a prospective and potential business relationship and consummating such a relationship, they would not otherwise have access to the foregoing client information. During any interaction between the PARTIES and at all times thereafter, the PARTIES shall not disclose to any person any such client information. The PARTIES understand that all client information is the sole property of the Party possessing the information prior to the date of this letter, and the parties hereto agree not to make any copies thereof, other than in the ordinary course of business and for purposes of carrying out whatever business relationships are contemplated to be formed between the PARTIES. Upon cessation of discussions and transactions between the PARTIES hereunder, the PARTIES agree that they shall return to the other Party all client information and that they shall not permit any client information to be used in any manner whatsoever.

     WHEREFORE, the PARTIES have set their hands to and executed this Agreement below to confirm their consent and agreement to the foregoing terms and to constitute the formal beginning of their business relationship. By signing below, the signators expect and intend all entities with which they are involved in a representative capacity to be bound by this confidentiality agreement.

Dated:                                  __________________________________
                                        __________________________________
                                        __________________________________

Dated:                                  __________________________________
                                        __________________________________
                                        __________________________________
                                        (Insert correct name of company
                                        and correct name of official, then
                                        so date and execute in the spaces
                                        provided above.)